Sideware Systems Inc. has nine wholly owned subsidiaries:

Sideware Corp.
3032650 Nova Scotia Company
Sideware International SRL
9050 Investments Ltd.
Evergreen International Technology Inc.
9123 Investments Ltd.
484117 B.C. Ltd.
JOT-IT! Software Corp.
and Doorchester 52613 Investments Ltd.

9050 Investments Ltd., Evergreen International Technology Inc., 9123 Investments Ltd., 484117 B.C. Ltd., JOT-IT! Software Corp., and Doorchester 52613 Investments Ltd. were all incorporated under the laws of the Province of British Columbia. None of those companies carries on active business or has any material assets.